Exhibit 10.27
Software User License Agreement
Opnext Japan Inc. (hereinafter referred to as “Party A”) and Renesas Technology Corp. (hereinafter referred to as “Party B”) hereby agreed to the following terms and conditions of use of software:
Article 1 (Definitions)
In this agreement, the following terms shall have the corresponding definitions set forth:
(1)	“Product” means M16C/2D microcomputer made by Party B.

(2)	“Software” means “Program” and “References” thereof, which will be provided by Party B to Party A under this agreement whose copyright and any other right belong to Party B.

(3)	“Program” means source program or object program for Product with the license ID shown in the attached sheet provided in a language format that can be scanned by machine.

(4)	“References” means reference documents other than “Program,” which is a user manual for “Program” Party B provides in connection with use of “Program.”

(5)	“Development Software” is a secondary creation of “Program” Party A creates by modifying or altering “Software” (hereinafter referred to as “Development Program”) as well as references thereof.

(6)	“Party A’s Product” means a system product manufactured by Party A (including Party A’s outsourcing of manufacturing) that includes “Product,” “Program” or “Development Program.”

(7)	“Subsidiary” means a company under the management of Party A or Party B for which Party A or Party B directly or indirectly owns the majority of voting rights held by shareholders.
Article 2 (Licensing and Scope of Rights)
     Party B shall grant to Party A the following non-exclusive worldwide rights without consideration:
(1)	Right to duplicate, modify or alter “Software” and “Development Software” to develop, manufacture and sell “Party A’s Product,” and to use “Software” or “Development Software” in combination with “Product”

(2)	Right to grant sublicense to a third party to use a copy of “Software” and “Development Software” as a component of “Party A’s Product” (hereinafter referred to as “Sublicensing Right”)
2. With the exception of exercise of “Sublicensing Right,” Party A shall not transfer, lend or allow occupancy of “Software,” “Development Software” or copies thereof to a third party.
3. Party A cannot grant the rights licensed in accordance with Items 1 and 2 of Paragraph 1 of this Article to a third party in a manner that will make it a subject of the third party third party’s rights, such as transfer, pledge, etc.

4. Party A may outsource a third party for partial or full production of “Development Software” or partial or full manufacturing of “Party A’s Product.” However, Party A shall impose the same obligations as those borne by Party A under this agreement to the third party in question and shall be fully responsible to Party B for the third party’s violation of any obligation.
5. Copyright of “Development Software” shall belong to Party A.
6. Party B grants to Party A the license to use “Software” only with respect to the rights expressly set forth in this agreement. The original copyright for the original copy of “Development Software,” which is a secondary creation of “Software,” shall remain with Party B.
Article 3 (Transfer of Software)
     Party B shall transfer “Software” to Party A within one month from execution of this agreement. In such a case, “Software” shall be transferred in the form of a list of source code or object code.
Article 4 (Inspection and Reporting)
     Within 21 days from the transfer described in the previous Article, Party A must conduct an inspection of “Software” and inform Party B of the result via a report.
2. When Party A does not make the inspection report described in the previous paragraph, Party A shall be deemed to have completed the inspection.
Article 5 (Risk Liability)
     Any loss or damage on “Software” and recorded media shall be Party B’s responsibility unless it occurred before the transfer or ascribed to A, whereas said damages that occurred after the transfer shall be Party A’s responsibility unless it is ascribed to Party B.
Article 6 (Warranty)
     Party B hereby warrants that it is duly entitled to execute this agreement, that “Software” was developed by Party B or Party B’s subsidiary, and that Party B has the right to grant the license granted to Party A under this agreement.
2. With the exception of the warranties made in the previous paragraph, Party B shall provide Party A with “Software” in as is condition without any form of warranty, regardless of explicit or implicit, concerning performance, accuracy, completeness and non-infringement of any third party’s intellectual property right of “Software” or use thereof. Party B does not warrant that that “Software” will operate properly or in accordance with Party A’s specific purpose of use when “Software” is used in conjunction with a machine, device or program of Party A’s selection.
3. Party B does not make any direct warranty to the third party that uses a copy of “Software” under Party A’s exercise of “Sublicensing Right.”

4. The provisions defined above define all warranty liabilities of Party B including legal defect liability under this agreement.
Article 7 (Limitation of Responsibilities)
     Other than those explicitly stipulated in this agreement, Party B shall not be liable for any warranty or defect liability pertinent to Party A’s damages.
Article 8 (Confidentiality Liability)
     Party A and Party B shall maintain strict confidentiality of the counterpart’s secret information learned in connection with this agreement and shall not disclose or divulge said information to a third party. “Secret Information” means technical, business or any other information Party A or Party B discloses to the counterpart, that are explicitly labeled confidential when said information is disclosed in a tangible form, such as a document, drawing, magnetic memory media, etc., as well as those described as secret information upon disclosure when disclosed in an intangible form, such as oral description, image, etc., followed by a written confirmation indicating the content of secret information and the date and time of the disclosure. Notwithstanding the provision of this section, “Software” and “Development Software” shall be deemed secret information even when there is no labeling. When Party B discloses Party A’s secret information to Party B’s Subsidiary, Party B shall impose the same obligations as those borne by Party B under this agreement and be fully responsible for the disclosure in question.
2. The provision set forth in the previous paragraph shall not apply to the following:
(1)	Publicly known information;

(2)	Information that became publicly known without any fault on the party that received the information;

(3)	Information that was already in the possession of the receiving party at the time of the disclosure;

(4)	Information that was developed independently without any connection to this agreement;

(5)	Information obtained from a duly authorized third party; and,

(6)	Information required to be disclosed by law or demand by the national or regional government entity for which the disclosing party was informed of the demand in question.
Article 9 (Return or Destruction of Software)
     When this agreement is terminated or cancelled according to Article 10, Party A shall return “Software” and all copies to Party B or destroy them within one month from the termination or cancellation of the agreement, cause the end of use by any third party that received Party A’s exercise of “Sublicensing Right,” and cause the third party in question to destroy copies of “Software.” However, Party A may allow continued use at its discretion.
2. Upon the return or destruction described in the previous paragraph, Party A shall provide Party B with a document proving the occurrence of the condition.

Article 10 (Cancellation and Termination)
     In the event Party A or Party B corresponds to any one of the following conditions, the counterpart may terminate or cancel this agreement without notice or any other procedure:
(1)	In the event Party A or Party B is subject to a third party’s request or voluntary filing for seizure, counter seizure, provisional disposition, compulsive execution or action, or a request for initiation of or voluntary filing for bankruptcy, special liquidation, civil rehabilitation, corporate reorganization or corporate restructuring process;

(2)	When Party A or Party B is subject to preservation seizure for tax delinquency;

(3)	When Party A or Party B is subject to an order for suspension of business or revocation of business license or registration from a supervisory agency;

(4)	When Party A or Party B reaches a resolution for capital reduction, abolition or change of business operation, dissolution, merger, business transfer or reorganization;

(5)	When a note or check drawn by Party A or Party B is not honored or subject to a transaction suspension by a note clearing house;

(6)	When Party A or Party B suspends a payment, or in likelihood of such an event;

(7)	When Party A or Party B breaches any one of the provisions herein and fails to correct the violation within one month of receiving a written notice concerning the breach; or,

(8)	When Party A or Party B is found to be in bad faith, in financial deterioration, or in any other condition that constitutes likelihood thereof.
Article 11 (Compliance of Foreign Exchange Law)
     When “Software,” “Development Software” or Party A’s product is governed by the Foreign Exchange and Foreign Trade Law, Export Trade Management Ordinance and Foreign Exchange Ordinance, other domestic laws, regulations concerning restrictions on export material or subject region or export, or foreign laws corresponding thereto (hereinafter collectively referred to as “Foreign Exchange Law, etc.”), Party A shall take necessary measures required by Foreign Exchange Law, etc. upon direct or indirect export. When Party B’s cooperation is needed for Party A’s completion of said procedure, Party B shall cooperate with Party A.
Article 12 (Jurisdiction)
     Tokyo District Court shall have jurisdiction over any lawsuit pertinent to this agreement.
Article 13 (Effective Period)
     The effective period of this agreement shall be five years from execution. The agreement shall be extended for a period of one year thereafter under the same terms and conditions unless Party A or Party B requests a termination memorandum and both Party A and Party B agree to do so. The same extension rule shall apply thereafter.

2. Notwithstanding the provision set forth in the previous paragraph, the provisions of Article 6, Article 7, Article 9 and Article 11 shall remain in force until Party A and Party B reaches a separate cancellation agreement, whereas the provision of Article 8 shall remain in force for a period of five years after the end of this agreement.
Article 14 (Due Consultation)
     Any question concerning this agreement or an issue not defined herein shall be revolved through due consultation in good faith between Party A and Party B.
IN WITNESS WHEREOF, the parties have caused this agreement to be executed in duplicate so that each party may sign both copies and keep one copy.
October 20, 2003

Party A:	216 Totsuka-chō, Totsuka-ku, Yokohama-shi, Kanagawa-ken 244-8567
Opnext Japan, Inc.
Optic Module Business Unit, Transmission Module Center

/s/ Hiroaki Inoue

Party B:	4-1 Mizuhara, Itami-shi, Hyōgo-ken 664-0005
Renesas Technology Corp.
Business Unit I, Microcomputer Div. II

/s/ Takeshi Shibazaki
Division Chief, Microcomputer Div. II, Business Unit I, Renesas Technology Corp.